EXHIBIT 10.2

US LEC CORP.

AMENDMENT TO
NON-QUALIFIED STOCK OPTION AGREEMENT

     THIS AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT (“NQ Agreement”), effective as of the 11th day of March, 2005, is issued under and subject to the provisions of the US LEC Corp. 1998 Omnibus Stock Plan (the “Plan”) as amended, and is between US LEC Corp., a Delaware corporation, and its subsidiaries (collectively, the “Company”), and MICHAEL K. ROBINSON, an employee of the Company (the “Optionee”):

     Whereas the Optionee is the holder of fully vested options to acquire 175,740 shares of the Class A common stock of the Company at an exercise price of $4.06 per share pursuant to a Non-Qualified Stock Option Agreement dated as of August 1, 2003, and fully vested options to acquire 56,250 shares of Class A common stock of the Company at an exercise price of $3.41 per share pursuant to a Non-Qualified Stock Option Agreement dated as of June 1, 2003, all of which would otherwise expire three months after the Optionee’s resignation as an employee of the Company.

     1. Notwithstanding the provisions of paragraph 8(c) of the NQ Agreement, the parties acknowledge that Optionee has resigned from his employment with the Company in order to accept a position as an officer and director of Broadview Networks Holdings, Inc. (and its subsidiaries and affiliates), a CLEC currently operating in, among other areas, portions of New York, New Jersey and Pennsylvania, which are within the geographic area in which the Company conducts business. The parties agree that Optionee’s employment as an officer and director of Broadview, or any subsidiary, affiliate or successor-in-interest thereof, does not violate any provision of his NQ Agreement, and will not violate the NQ Agreement unless he violates the restrictions set forth in Section 2 of this amendment (which modifies Paragraph 5 of the NQ Agreement).

     2. Paragraph 5 of the NQ Agreement is amended to provide that the time within which Optionee can exercise vested options as to unpurchased shares shall be extended from three (3) months from the date of Optionee’s resignation as an employee to two (2) years from such date; provided, however, that Optionee’s right to exercise the Option on unpurchased shares for such extended period of time shall, at the discretion of the Company, expire immediately in the event that Optionee violates any of the provisions of either paragraphs 8 or 9 of the NQ Agreement by: (a) soliciting any entity known by Optionee to be a Customer of the Company as of the date hereof to terminate any products or services it purchases or receives from the Company in order to purchase such products or services from an entity that Optionee is an employee of, or (b) soliciting any person known by the Optionee to be a manager or officer of the Company as of the date hereof to discontinue or terminate their employment with the Company in order to become a manager or officer of an entity that Optionee is an employee of; or (c) using or disclosing any confidential, non-public information or trade secrets of the Company (except such disclosure as may be required by applicable law, regulation, or order); or (d) disparaging the Company in any forum or by any means.

     3. In order to give effect to the provisions for the forfeiture of options, paragraphs 8(a) and 8(b) of the ISQ Agreement are amended to provide that the period of time within which Optionee covenants not to solicit the Company’s customers or solicit for hire any director or officer of the Company shall be extended from twelve (12) months to two (2) years from the date of Optionee’s resignation as an employee.

     4. In order to give effect to the provisions for forfeiture of options, the Optionee covenants that he will not disclose any confidential information in violation of paragraph 9 nor will he disparage the

Company in any forum or by any means for a period of two years from the date of the Optionee’s resignation as an employee.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Incentive Stock Option Agreement effective as of the day and year first above written.

US LEC CORP.

By: /s/ Aaron D. Cowell, Jr.
Aaron D. Cowell, Jr. President and CEO

WITNESS:	OPTIONEE:

By: /s/	By: /s/ Michael K. Robinson Michael K. Robinson